Exhibit 99.1

Investor Relations:

Joseph D. Gangemi

SVP & CFO

(610) 695-3676

Investor Contact:

Ronald Morales

(610) 695-3646

MALVERN BANCORP, INC. APPOINTS JAMIE BARRETT TO ITS BOARD AND

ACKNOWLEDGES BOARD RETIREMENT

PAOLI, Pa., April 1, 2019 (GLOBE NEWSWIRE) — Malvern Bancorp, Inc. (Nasdaq:MLVF), parent company of Malvern Bank, National Association (the “Malvern Bank”), today announced that Jamie Barrett has been appointed to the board of directors of the Company. Mr. Barrett is Managing Director of Acrewood Holdings LLC, an investment firm headquartered in Bryn Mawr, Pennsylvania. He has nearly 20 years of experience in the financial services industry.

Anthony C. Weagley, President and CEO of Malvern Bancorp, Inc. and Malvern Bank, commented, “Jamie is an outstanding addition to Malvern’s board. His background and experience complement our Board’s depth, and his breadth of involvement in financial services and his ties to the mainline community, further enhance the diversity of expertise and perspective available to Malvern’s Board in leading our growing business.”

Mr. Barrett holds an A.B. degree from Princeton University and an M.B.A. from the Wharton School at the University of Pennsylvania.

The Board also acknowledges the retirement of Therese Woodman from the board of directors of Malvern Bancorp and the Bank after 10 years of service. “On behalf of the Bank and the Board of Directors, I would like to thank Ms. Woodman for her dedication and support over the past 10 years and wish her well in her retirement,” stated Mr. Weagley.

About Malvern Bancorp, Inc.

Malvern Bancorp, Inc. is the holding company for Malvern Bank, National Association, a national bank that was originally organized in 1887 as a federally-chartered savings bank. Malvern Bank, National Association now serves as one of the oldest banks headquartered on the Philadelphia Main Line. For more than a century, Malvern Bank has been committed to helping people build prosperous communities as a trusted financial partner, forging lasting relationships through teamwork, respect and integrity.

Malvern Bank conducts business from its headquarters in Paoli, Pennsylvania, a suburb of Philadelphia, and through its nine other banking locations in Chester, Delaware and Bucks counties, Pennsylvania, Palm Beach, Florida, and Morristown, New Jersey, its New Jersey regional headquarters. The Bank also operates a representative office in Montchanin, Delaware and recently announced the opening of a new Private Banking Office in West Chester Pennsylvania. Its primary market niche is providing personalized service to its client base.

Malvern Bank, through its Private Banking division and strategic partnership with Bell Rock Capital in Rehoboth Beach, Delaware, provides personalized wealth management and advisory services to high net worth individuals and families. These services include banking, liquidity management, investment services, 401(k) accounts and planning, custody, tailored lending, wealth planning, trust and fiduciary services, family wealth advisory services and philanthropic advisory services. The Bank offers insurance services though Malvern Insurance Associates, LLC, which provides clients a rich array of financial services, including commercial and personal insurance and commercial and personal lending.

For further information regarding Malvern Bancorp, Inc., please visit our web site at http://ir.malvernbancorp.com. For information regarding Malvern Bank, National Association, please visit our web site at http://www.mymalvernbank.com.